Exhibit 10.6

REACHOUT TECHNOLOGY CORP.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment #1 to the Registration Statement on Form S-1/A (File No. 333-277212) of our audit report dated April 22, 2024, with respect to the consolidated balance sheets of ReachOut Technology, Inc. as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

May 2, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of ReachOut Technology Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ReachOut Technology Corp. and Subsidiary (“the Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not been profitable since inception, has sustained net losses, and has incurred negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

Business Combination – Note 1 and Note 4 to the financial statements

Description of the Critical Audit Matter

As discussed in Note 4 to the financial statements, the Company entered into the business combination during the year. The valuation of the business combination involves significant complexity and judgment in applying the relevant accounting standards when auditing management’s estimates and conclusions with regard to initial purchase price allocations.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s evaluation of business combinations – acquisitions included, among other procedures, the following:

●	We obtained and reviewed underlying agreements and performed analysis to determine appropriateness of acquisition date fair value and whether transactions were appropriately disclosed in the financial statements.

●	We tested the value of assets acquired and liabilities assumed and related purchase consideration as it relates to reverse merger transactions to determine the validity of management’s assumptions.

●	We evaluated the appropriateness of management’s assessment of control and the determination of the reporting entity, considering both quantitative and qualitative factors, and related disclosures.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2023.

Spokane, Washington

April 22, 2024

REACHOUT TECHNOLOGY CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$571,578	$136,990
Accounts receivable	55,665	-
Prepaid expenses	155,972	131,884
Deferred public offering costs	-	305,000
Total Current Assets	783,215	573,874

Other Assets:
Prepaid expenses, non-current portion	131,884	263,768
Goodwill	5,363,173	-
Right of use asset	109,456	-
Total non-current assets	5,604,513	263,768

Total Assets	$6,387,728	$837,642

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$51,407	$-
Accrued expense	352,376	101,564
Other current liabilities, customer payments	31,444	-
Loans payable, related parties	132,225	122,225
Notes payable, current portion related parties	289,398	-
Loans payable, related parties	619,399	-
Officer life insurance liability, current portion	382,500	-
Lease liability, current portion	46,756	-
Total Current Liabilities	1,905,505	223,789

Non-Current Liabilities:
Notes payable, non-current portion related parties	578,795	-
Term note payable, related parties	1,175,000	-
Officer life insurance premium, non-current portion	2,700,000	-
Lease liability, non-current portion	62,701	-
Total Non-Current Liabilities	4,516,496	-

Total Liabilities	6,422,001	223,789

Commitments and contingencies	-	-

Stockholders’ Deficit:
Common stock to be issued	660,000	-
Preferred stock, $0.0001 par value, 2,000,000 shares authorized, 1,000,000 shares issued and outstanding as of December 31, 2022 and 2021	100	100
Common stock, $0.0001 par value, 30,000,000 shares authorized, 12,377,832 and 12,039,166 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,239	1,205
Additional paid in capital	1,030,947	997,308
Accumulated deficit	(1,726,560)	(384,760)
Total Stockholders’ Deficit	(34,273)	613,853
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$6,387,728	$837,642

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Revenue	$1,140,574	$-
Cost of goods sold	724,738	-
Gross margin	415,836	-

Operating Expenses:
General and administrative expenses	559,378	207,779
Compensation	652,216	20,006
Professional fees	454,296	137,143
Total operating expenses	1,665,890	364,928

Loss from operations	(1,250,054)	(364,928)

Other income (expense):
Interest expense	(91,746)	-
Total other expense	(91,746)	-

Loss before provision for income tax	(1,341,800)	(364,928)
Provision for income tax	-	-
Net loss	$(1,341,800)	$(364,928)

Basic loss per share	$(0.11)	$(0.03)
Diluted loss per share	$(0.11)	$(0.03)

Basic weighted average shares	12,170,199	11,529,432
Diluted weighted average shares	12,170,199	11,529,432

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock		Series A Preferred Stock		Additional Paid in	Shares to be issued	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Amount	Deficit	Deficit
Balance December 31, 2020	9,999,999	$1,000	1,000,000	$100	$7	-	$(19,832)	$(18,725)

Shares issued for services	1,000,000	100	-	-	499,900	-	-	500,000

Shares issued for cash	972,500	98	-	-	497,401	-	-	497,499

Vesting of restricted stock units issued for service	66,667	7	-	-	-	-	-	7

Net Loss for the year ended December 31, 2021	-	-	-	-	-	-	(364,928)	(364,928)

Balance, December 31, 2021	12,039,166	$1,205	1,000,000	$100	$997,308	-	$(384,760)	$613,853

Shares issued for services	76,666	8	-	-	76,658	-	-	76,666

Shares issued for compensation	50,000	5	-	-	49,995	-	-	50,000

Shares issued for cash	212,000	21	-	-	211,979	-		212,000

Public offering costs	-	-	-	-	(305,000)	-		(305,000)

Vesting of restricted stock units issued for service	-	-	-	-	7	-	-	8

Common shares to be issued						660,000

Net Loss for the year ended December 31, 2022	-	-	-	-	-	-	(1,341,800)	(1,341,800)

Balance, December 31, 2022	12,377,832	$1,239	1,000,000	$100	$1,030,947	$660,000	$(1,726,560)	$(34,273)

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,341,800)	$(364,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services	113,338	500,000
Shares issued and to be issued for compensation and services	186,672	-
Vesting of Restricted Stock Units	6	7
Bad debt expense	6,880	-
Related party advances funding operations	10,000	3,000
Changes in assets and liabilities:
Accounts receivable	(162,151)	-
Prepaid expense	(95,090)	(600,652)
A/P & Accrued liabilities	89,757	101,563
Net cash used in operating activities	(1,192,388)	(361,010)

Cash flows from investing activities:
Cash paid for acquisition	(325,000)
ULI payable	382,500
Cash acquired in acquisition	613,077	-
Net cash acquired in investing activities	670,577	-

Cash flows from financing activities:
Sale of common stock	212,000	497,500
Cash received for stock to be issued	125,000	-
Proceeds from convertible notes payable	-	-
Payments on notes payable	-	-
Proceeds – related party loans	762,836	-
Payments – related party loans	(143,437)	-
Net cash provided by financing activities	956,399	497,500

Net change in cash	434,588	136,490
Cash, beginning of year	136,990	500
Cash, end of year	$571,578	$136,990

Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental Disclosure of Non-Cash Activity:
Shares to be issued for IND purchase	$500,000	$-
Shares issued for services	76,666	500,000
Right-of-use asset and lease liability – ASC 842	$592,970	$174,098

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 1 - NATURE OF OPERATIONS

Reachout Technology, Corp. (the “Company”) is a corporation formed on February 13, 2020 under the laws of the State of Delaware. The Company provides cybersecurity and IT management solutions to businesses to protect their complete operating landscape and data secrets. The Company is headquartered in Chicago, Illinois.

From formation on February 13, 2022 until the acquisition of Innovative Design Networks, LLC (“IND”) on September 2, 2022, the Company had no principal operations or revenue. The Company’s activities since inception have primarily consisted of formation activities, acquisition research and preparations to raise capital. Since the Company has commenced its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Having acquired IND as wholly owned subsidiary on September 2, 2022, planned operations have commenced. IND is New Jersey limited liability company and the Company acquired 100% of the member’s interest of IND in exchange for cash, notes payable, commitment to purchase universal life insurance policies for the two principals and 500,000 restricted shares of the Company’s common stock. The transaction was deemed to be a business combination and applied acquisition accounting under ASC 805.

NOTE 2 - GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $1,341,800, for the year ended December 31, 2022, and has incurred negative cash flows from operations for the period. As of December 31, 2022, the working capital deficit, stockholders’ deficit, and accumulated deficit was $1,122,290, $34,273 and $1,726,560, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations. In the event that the Company cannot generate sufficient revenue to sustain its operations, the Company will need to reduce expenses or obtain financing through the sale of debt and/or equity securities. The issuance of additional equity would result in dilution to existing shareholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company would be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on the business, financial condition and results of operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities as a result of this uncertainty.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include the accounts of ReachOut Technology Corp. and its wholly-owned subsidiary, ReachOut IND. All significant intercompany accounts and transactions have been eliminated in consolidation. Since September 2, 2022 following the purchase of 100% of the membership interest in Innovative Network Designs LLC, (now ReachOut IND), its operations, assets and liabilities have been consolidated into the Company.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, inventory, revenue recognition and the valuations of common stock. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2022 and 2021, all of the Company’s cash and cash equivalents were held at accredited financial institutions. As of December 31, 2022, the Company had $195,993 in excess of insured amounts at one financial institution.

The Company’s subsidiary, Innovative Design Networks, has two clients having outstanding unpaid account representing a total of 69% of the accounts receivable balance at December 31, 2022.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for doubtful accounts, as needed. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2018. The Company determines revenue recognition through the following steps:

Identification of a contract with a customer;

Identification of the performance obligations in the contract;

Determination of the transaction price;

Allocation of the transaction price to the performance obligations in the contract; and

Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

It is management’s practice to only invoice for services and goods to be provided within the coming month. While services may not be fully transferred the client is in fact obligated to pay the invoiced amount unless the contract is terminated with prior notice.

Advertising Costs

Advertising costs are expensed as incurred and are included in General and Administrative expenses. Expenditures amounted to $385,550 and $132,497, for the years ended December 31, 2022 and 2021, respectively.

Deferred Offering Costs

The Company complies with the requirements of Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2022 and 2021 the Company had recorded $0 and $305,000 in deferred offering costs, respectively. The costs were paid by a related party and recognized as a charge to additional paid in capital during the year ended December 31, 2022.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. In accordance with ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting share-based payment transactions for acquiring goods and services from nonemployees are included. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy isl be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each period presented. Potentially dilutive items outstanding as of December 31, 2022 and 2021, are as follows:

	Year Ended December 31,	Year Ended December 31,
	2022	2021
Series A preferred stock	1,000,000	1,000,000
Common shares to be issued	660,000	-
Total potentially dilutive shares	1,660,000	1,000,000

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. This results in a fair value of the convertible note being equal to a fixed monetary amount. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the Note date with a charge to interest expense in accordance with ASC 480 - “Distinguishing Liabilities from Equity”.

Derivative Liabilities

The Company has certain financial instruments that are derivatives or contain embedded derivatives. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

Business Combinations

In accordance with ASC 805-10, “Business Combinations”, we account for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that we hold in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in our results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

Related Party Transactions

We follow FASB ASC subtopic 850-10, “Related Party Transactions”, for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850-10-20, related parties include: a) our affiliates; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management; d) our principal owners; e) our management; f) other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Material related party transactions are required to be disclosed in the consolidated financial statements, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires lessees to report on their balance sheets a right-of-use asset and a lease liability in connection with most lease agreements classified as operating leases under the prior guidance (ASC Topic 840). Under the new guidance, codified as ASC Topic 842, the lease liability must be measured initially based on the present value of future lease payments, subject to certain conditions. The right-of-use asset must be measured initially based on the amount of the liability, plus certain initial direct costs. The new guidance further requires that leases be classified at inception as either (a) operating leases or (b) finance leases. For operating leases, periodic expense generally is flat (straight-line) throughout the life of the lease. For finance leases, periodic expense declines over the life of the lease. The new standard, as amended, provides an option for entities to use the cumulative-effect transition method. As permitted, the Company adopted ASC Topic 842 effective June 1, 2020. The adoption of ASC Topic 842 did not have a material impact on the Company’s consolidated financial statements.

The Company’s subsidiary recognized the Right of Use asset and related liability for its sublease for the office facility in Whippany, New Jersey in May 2021, and following the acquisition is accounted for under ASC 842. The corporate office is an informal arrangement which provides for office space in a shared office environment with a company controlled by the CEO and is exempt from ASC 842 treatment. During the year ended December 31, 2022 the Company recognized a lease liability of $109,457 and the related right-of-use asset for $109,456 and will amortize both over the life of the lease.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. The Company adopted ASU 2018-07 on February 13, 2020 and the adoption did not have a material impact on its financial statements.

In May 2014, the FASB issued ASC 606, providing new revenue recognition guidance that superseded existing revenue recognition guidance. The update, as amended, requires the recognition of revenue related to the transfer of goods or services to customers reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as well as additional qualitative and quantitative disclosures about revenues. The Company adopted the new revenue recognition guidance as of February 13, 2020. The adoption of this standard had no material impact on its financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470- 20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2017-11 on February 13, 2020 and the adoption did not have a material impact on its financial statements.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted ASU 2020-06 on February 13, 2020 and the adoption did not have any impact on its financial statements.

Management does not believe that any other recently issued accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4 - GOODWILL

The Company acquired the operations, assets and liabilities of Innovative Network Designs, LLC during the year ended December 31, 2022. The Company recognized goodwill of $5,363,173. The Company follows ASC 350 20 – Goodwill. As such the goodwill asset is compared to its fair value at least annually.

Membership Interest Purchase Agreement

Innovative Network Designs, LLC

The Company entered into a Membership Interest Purchase Agreement on August 1, 2022 with Innovative Network Designs, LLC, a New Jersey limited liability company and acquired 100% of the member’s interest of Innovative Network Designs, LLC, in exchange for cash, notes payable, commitment to purchase universal life insurance policies for the two principals and 500,000 restricted shares of the Company’s common stock. The transaction was deemed to be a business combination and applied acquisition accounting under ASC 805. Upon closing (September 2, 2022) the total value of the consideration given for the purchase was $6,018,193. Included in the purchase consideration: is the commitment to pay universal life insurance policies for a total cash value of $3,150,000 over seven years ($382,500 annually), which the Company anticipates will be financed by a third party; a term promissory note (24 months with a ballon payment at maturity); a promissory note secured by a second priority lien on all the Company’s membership interests and other defined assets (amortizable); and 500,000 shares of the Company’s common stock, valued at $1.00 per share (the offering price of the Company’s regulation A offering documents). The purchase price was allocated to net tangible assets of $655,020 with the balance of $5,363,173 allocated to goodwill, which is not amortized to expense (see note 5). The assets and liabilities (with the exception of the lease related items) are short term and therefore book value approximates the fair value. Management believes that there is significant value in the customer list and the trade name, but has not done separate valuation analysis. An impairment analysis will consider each potential sub component (customer list, workforce in place etc.) of the Goodwill recorded in accordance with the relevant accounting standards at least annually and more frequently should there be any financial or economic issues suggesting an impairment.

Assets Acquired and Liabilities Assumed

Assets Acquired	Fair Value
Cash	$613,077
Accounts Receivable	217,816
Prepaid Expenses	62,706
Right of Use Asset	109,456
Total Assets	$1,003,055
Liabilities Assumed
Accounts Payable	$49,936
Accrued Expenses	118,521
Sales Tax Payable	70,122
Lease Liabilities	109,457
Total Liabilities	$348,036

Consideration Value
Cash	$325,000
Convertible Note	1,175,000
Universal Life Insurance Commitment	3,150,000
Promissory Note	868,193
Common Stock	500,000
Total Purchase Price	6,018,193
Less, net asset value	655,020
Value of intangible assets	$5,363,173

NOTE 5 - TERM NOTE PAYABLE

On October 1, 2022 the Company issued a term promissory note to the sellers of the membership interest in Innovative Network Designs LLC. Under the option selected by the holder of the note, a ballon payment of principal is due on October 1, 2024. The note principal is $1,175,000 bears interest at 24%, matures on October 1, 2024. The accrued interest at December 31, 2022 is $70,500.

NOTE 6 - SECURED NOTE PAYABLE

On October 1, 2022 the Company issued a secured promissory note to the sellers of the membership interest in Innovative Network Designs LLC. The original note principal was $1,500,000 and has been reduced under the terms of the purchase price adjustment clause and is $868,193 at December 31, 2022. The note bears interest at 7%, matures on April 2, 2025. The note amortizes over the term with the first principal payment of $96,466 due on April 15, 2023, along with $37,463 of accrued interest. Subsequent quarterly payments of interest and principal begin on July 15, 2023 and continue through maturity. The note is secured by a second priority lien on the membership interest purchased by the Company and certain other assets related to the acquisition. The current portion due is $289,398 and the non-current portion due is $578,915, as of December 31, 2022. Accrued interest is $19,980 as of December 31, 2022.

Period	Principal	Interest	Total
April 15, through October 15, 2023	$289,398	$62,846	$352,243
January 15, through October 15, 2024	385,864	30,470	416,334
January 15, through March 2, 2025	192,932	4,255	197,187
Totals	$868,193	$97,571	$965,764

NOTE 7 - OFFICER LIFE INSURANCE PREMIUMS PAYABLE

On October 1, 2022, the Company committed to paying life insurance with the sellers of the membership interest in Innovative Network Designs LLC. The total amount of the liability was $3,150,000 to be paid in equal installments of $450,000 over seven years. The current portion due is $382,500 and the non-current portion due is $2,700,000, as of December 31, 2022.

Year Ended December 31:	Insurance Premiums Due
2023	$382,500
2024	450,000
2025	450,000
2026	450,000
2027 - 2029	1,350,000
Total	$3,082,500

NOTE 8 - STOCKHOLDERS’ DEFICIT

As of December 31, 2022 and 2021, the Company was authorized to issue a total of 2,000,000 shares of preferred stock and 30,000,000 shares of common stock, $0.0001 par value.

Preferred Stock

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. The preferred stock is convertible into shares of common stock into an equivalent number of shares.

Each holder of common stock is entitled to one vote for each share of common stock held. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, assets of the Company available for distribution shall be distributed to common shareholders pro rata based on the number of shares held. No distributions have been made on shares of common stock to date.

During the period ended December 31, 2020, the Company issued 1,000,000 shares of Series A convertible preferred stock as founder stock. The Company recorded stock compensation expense of $100, or a $0.0001 per share, in connection with the issuance.

Common Stock

The Company has 12,377,832 and 12,039,166 shares of common stock par value of $0.0001, issued and outstanding as of December 31, 2022 and 2021, respectively. Additionally, the Company has recognized obligations to issue 660,000 common shares to investors and a former owner of Innovative Design Networks related to services rendered (35,000), cash sales (125,000) and the purchase of Innovative Design Networks (500,000). The shares to be issued were valued at the public offering price of $1.00 per share.

Regulation A Offering

On November 11, 2021, the Company submitted its registration statement filed on Form 1-A. The registration statement became effective on November 18, 2021. The offering provided for the issuance of up to 6,000,000 shares of common stock at a price of $1.00, under subscriptions. The Company will use the proceeds for working capital.

During the period ended December 31, 2020, the Company issued 10,000,000 shares of common stock as founder stock. The Company recorded stock compensation expense of $1,000, or a $0.0001 per share, fair value, in connection with the issuance.

During the year ended December 31, 2021, the Company issued 972,000 shares of common stock for proceeds of $497,500, in private placements and public offerings. At any time between the agreement dates and December 31, 2021, in the event the Company sells shares of its common stock to any investor other than an officer or director of the Company, the private placement investors shall have the right to participate in the investment, up to an aggregate of an additional $250,000, at a per share purchase price that is 20% less than the price in the qualifying investment. The right to participate in additional investments have the discount expired as of December 31, 2021.

During the year ended December 31, 2021, the Company issued 1,000,000 shares of common stock pursuant to consulting agreements for a total fair value of $500,000, which was recorded as prepaid consulting fees. The prepaid consulting fees will be expensed monthly through December 31, 2024, the expiration date of the consulting agreements. As of December 31, 2022 the Company has $263,768 of unamortized prepaid consulting expense associated with these issuances.

During the year ended December 31, 2022, the Company issued 212,000 shares of common stock for cash and services. Those shares were valued at the public offering price of $1.00.

During the year ended December 31, 2022, the Company issued 76,666 shares of common stock for services. the shares were valued at $1.00.

During the year ended December 31, 2022, the Company issued 50,000 shares of common stock for compensation. The shares were valued at $1.00.

During the year ended December 31, 2022, the Company issued 500,000 shares of common stock for its acquisition of Innovative Design Networks LLC. Those shares were valued at the public offering price of $1.00.

Restricted Stock Units

In May 2020, the Company authorized a total of 200,001 restricted stock units (“RSUs”) to be issued to its three board of directors as compensation. The RSUs vest annually in equal increments beginning on July 1, 2020. The Company has issued a total of 66,669 RSUs, as of December 31, 2022, with 133,332 RSUs expected to be issued during 2023. The Company utilized the grant- date fair value of the underlying common stock of par ($0.0001). The shares underlying the RSU are issued in the fiscal year following full vesting. The Company will recognize expense for these issuances over the vesting period. The Company recorded a total of approximately $20, in stock compensation expense as a result of the issuances and vesting from 2020 to December 31, 2022.

NOTE 9 - RELATED PARTY TRANSACTIONS

In February 2020, the Company recorded stock compensation expense of $110,000 for the accrual of the founder’s stock issuances with a corresponding entry to loan payable, related party. The loan payable, related party balance was reduced to $0 upon the issuance of the 1,000,000 shares of Series A convertible preferred stock and 10,000,000 shares of common stock issued to the founder. During 2020, 66,669 Restricted Stock Units (“RSUs”) were issued to the CEO (and Chairman of the Board) for compensation. The RSUs fully vest over one year of the issuance date and are fully vested as of December 31, 2022.

During the years ended December 31, 2022 and 2021, the Company’s CEO advanced the Company funds for operating expenses. At December 31, 2022 and 2021, the outstanding balances owed were $157,225 and $122,225, respectively. No interest is due on this informal arrangement.

During the year ended December 31, 2022, an entity controlled by the CEO advanced the Company $762,836, and was repaid $143,437. The Company used the funds to pay operating expenses:

Expense Category	Net Amount Advanced
Cash transfers	$257,000
Payments to Board of Directors	24,000
Acquisition (see note 5)	392,500
Consulting fees	59,876
Marketing	29,460
Cash repayments	(143,437)
Total	$619,399

As a direct result of the acquisition discussed in footnote 5, the Company issued notes to former owners of the membership interest in Innovative Network Designs, LLC (now ReachOut IND) and committed to purchase universal life insurance for officers of ReachOut IND. The notes issued were a convertible promissory note for $1,175,000 and promissory note for $868,193, the commitment to purchase life insurance totaled $3,150,000, see footnotes 5, 6 and 7.

The Company and the former principle of ReachOut IND entered into an employment agreement. The former head of ReachOut IND is named as Regional Vice President of Northeast (the Executive) at an annual salary of $250,000, plus incentive compensation with a target bonus of 10% of salary and a equity incentive of up to $1,400,00 value of Restricted Stock Units vesting ratably over seven years. The Executive is also given an annual expense stipend of $5,000, eligibility for employee benefits and specified paid leave. The initial term of the agreement is 24 months. (see note 12)

NOTE 10 - INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The acquisition of Innovative Network Designs, LLC yielded no net operating losses as they reported taxes as a pass-through entity until the acquisition date.

As of December 31, 2022, the Company has net operating loss carryforwards of approximately $2,090,000 to reduce future taxable income. A valuation allowance for the entire amount of deferred tax assets has been established as of December 31, 2022 and 2021.

The provision for (benefit from) income taxes consist of the following:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Current
Federal	$-	$-
State	-	-
	-	-
Deferred
Federal	-	-
State	-	-
	-	-
Total income tax provision (benefit)	$-	$-

A reconciliation of the provision for income taxes at the federal and state statutory rates of 21% and7.5% (Illinois) and 11.5% (New Jersey) respectively to the Company’s provision for income tax is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
U.S. Federal (tax benefit) provision at statutory rate	$(289,339)	$(76,635)
State (tax benefit) income taxes, net of federal benefit	(109,084)	(27,370)
Permanent differences	215	-
Temporary differences	-	-
Changes in valuation allowance	390,207	104,005
Total	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

	December 31, 2022	December 31, 2021
Deferred Tax Assets
Net operating losses	549,300	159,100
Total deferred tax assets	549,300	159,100
Valuation allowance	(549,300)	(159,100)
Net deferred tax assets	-	-

Deferred Tax Liabilities
Total deferred tax liabilities	-	-
Net deferred tax	$-	$-

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred tax assets in the U.S. can be realized as of December 31, 2022 and 2021, accordingly, the Company has recorded a full valuation allowance on its deferred tax assets.

The Company is not currently under any international or any United States federal, state and local income tax examinations for any taxable years. All of the Company’s net operating losses are subject to tax authority adjustment upon examination.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Commitments

Lease Obligations

On May 1, 2021 the Company’s subsidiary IND (acquired September 2, 2022, see note 6) entered into a sublease for its office in Whippany, NJ for a term commencing on June 1, 2021 extending through February 28, 2025 at an initial monthly rent of approximately $4,847. The sublease is renewable under the condition that the sublandlord renews its lease, therefore no subsequent extension is considered in the lease Right of Use Asset or the related lease liability beyond the initial term

The offices for ReachOut Technology Corp. are shared with a related party ReachOut IL (an S corporation), under an arrangement that is not formalized.

The Company recognized a right-of-use asset of and a sublease liability of $174,098, which represents the fair value of the lease payments calculated as present value of the minimum lease payments using a discount rate of 12.9% on date of the lease execution in accordance with ASC 842. The asset and liability will be amortized as monthly payments are made and lease expense will be recognized on a straight-line basis over the term of the sublease.

Right of use asset (ROU) is summarized below:

	December 31, 2022	September 30, 2021
Operating lease at inception - June 1, 2021	$174,098	$-
Less accumulated reduction	(64,642)	-
Balance ROU asset	$109,456	$-

Operating lease liability related to the ROU asset is summarized below:

Operating lease liabilities at inception - June 1, 2021	$174,098	$-
Reduction of lease liabilities	(64,641)	-
Total lease liabilities	$109,457	$-
Less: current portion	46,756	-
Lease liabilities, non-current	$62,701	$-

Non-cancellable operating lease total future payments are summarized below:

Total minimum operating lease payments	$126,048	$-
Less discount to fair value	(16,592)	-
Total lease liability	$109,457	$-

Future minimum lease payments under non-cancellable operating leases at December 31, 2022 are as follows:

Years ending December 31,	Amount
2023	58,171
2024	58,171
2025	9,706
Total minimum non-cancelable operating lease payments	$126,048

For the period (from acquisition date) September 2, through December 31, 2022, rent expense for all leases amounted to $14,569.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 12 - SUBSEQUENT EVENTS

The Company evaluated events through April 22, 2024 and has identified the events below and no other material events needing disclosure during the period of December 31, 2022 through April 22, 2024.

Acquisition - Red Gear LLC

The Company entered into a Membership Interest Purchase Agreement on September 29, 2023 with RedGear, LLC, a Texas limited liability company and acquired 100% of the member’s interest of RedGear, LLC, in exchange for cash, a note payable and the assumption of certain liabilities of RedGear, LLC. The transaction was deemed to be a business combination and applied acquisition accounting under ASC 805. Upon closing (September 29, 2023) the total value of the consideration given for the purchase was $2,564,035 The purchase price was allocated to net tangible assets of $54,006 with the balance of $2,510,029 allocated to goodwill, which is not amortized to expense. The Company hired an independent accounting firm to validate the Adjusted EBITDA (as defined in the closing documents). The results of the validation may result in a purchase price adjustment. The fair value of certain assets and liabilities may result in an adjustment to the carrying value of the investment in RedGear, LLC. Management believes that there is significant value in the customer list and the trade name, but has not done separate valuation analysis.

Assets Acquired and Liabilities Assumed

Assets Acquired	Fair Value
Cash	$58,455
Accounts Receivable	108,318
Receivable, Related Party	126,643
Fixed Assets,	548,552
Right of Use Asset	485,874
Total Assets	$1,327,842
Liabilities Assumed
Accounts payable	$46,278
Accrued Expenses	57,856
Bank line of credit	50,000
Vehicle Loans Payable	469,539
SBA Loan	423,000
Lease Liabilities	485,874
Total Liabilities	$1,532,547

Consideration Value
Cash	$1,249,248
Promissory Note	1,314,787
Total Purchase Price	2,564,035
Net Assets	54,006
Value of intangible assets	$2,510,029

Reverse Merger/Acquisition of ReachOut Technology Corp.

On November 9,2023, the Company closed the Share Exchange and Control Block Transfer Agreements with Yuenglings Cream Corporation (“YCRMt”) whereby 100% of the membership interests of the Company were exchanged for YRCM’s Series C Preferred Stock which are convertible into 87.5% of the total issued and outstanding shares of common stock of the YCRM (fully diluted basis, protected for 24 months) as determined at the consummation of the acquisition

The Share Exchange is intended to constitute a reorganization with the meaning of Section 368 of the Internal Revenue Code of 1986 (as amended).

As a result of the transaction, the Company became a subsidiary of the YCRM.

The Company evaluated the substance of the merger transaction and found it met the criteria for the accounting and reporting treatment of a reverse acquisition under ASC 805 (Business Combinations)-40-45 (Reverse Acquisition and Other Presentation Matters) and accordingly the operations of the Company will be consolidated into YCRMas well as the financial condition from the closing date of the transaction. The historic results of operations will reflect those of the Companyt. As such, the Company is treated as the acquirer while the YCRM is treated as the acquired entity for accounting and financial reporting purposes.

Under reverse merger accounting, the comparative historical financial statements of the YCRM, as the legal acquirer, are those of the accounting acquirer, (the Company), the Company’s financial statements prior to the closing of the reverse acquisition; reflect only the business of ReachOut and its subsidiaries.

Under the terms of the Control Block Transfer Agreement, Everett Dickson (former Director of YCRM) is to sell all his remaining Series A Preferred Stock to Richard Jordan (new CEO) for $140,000.

Following the closing of the agreements, Robert Bohorad and Everett Dickson resigned their positions as YCRM’s CEO and Chairman of the Board of Directors, respectively and Richard Jordan was appointed to those positions.

The YCRM has authorized 8,750,000 Series C Preferred Shares of Stock, effective December 13, 2023. The shares have a stated value of $3.00 per share, earns a 2% dividend on the stated value, which cumulative and payable solely upon redemption. The stock has voting rights equal to the number of common shares into which the preferred shares may be converted. At any time following 180 days from the date of issuance the preferred stock in aggregate can be converted into 87.5% of the outstanding common stock for a period of twenty-four months from the date of issuance.

YCRM is obligated under the terms of the Share Exchange Agreement to issue 8,750,000 shares of Series C Preferred Stock to the owners of the Company. in exchange for 100% of the shares of the Company upon closing the acquisition.

YCRM also has authorized 1,250,000 Series D Preferred Shares of Stock, effective December 13, 2023. The shares have a stated value of $1.00 per share, earns a 2% dividend on the stated value, which cumulative and payable solely upon redemption. The stock has voting rights equal to the number of common shares into which the preferred shares may be converted. At any time following 180 days from the date of issuance the preferred stock in aggregate can be converted into 12.5% of the outstanding common stock of YCRM for a period of twenty-four months from the date of issuance.

YCRM is obligated under the terms of the Security Pruchase Agreement to issue 1,000,000 shares of Series D Preferred Stock along with warrants having an exercise price of $0.0003 and a term of seven years for the issuance of 142,424,186 shares of common stock as inducement to lend an aggregate principal amount of $470,000 upon closing the acquisition. The proceeds of the note issuance will be used to cover operations of the Company.

Asset Purchase

On April 8, 2024, the Company acquired the assets of Singer Networks LLC (Singer), an Illinois limited liability. Singer is a service provider that manages the technology needs for its clients. Under the terms of the agreement the Company has acquired all the tangible and intangible assets of Singer with the exception of cash and bank accounts, accounts receivable (as of closing date) the Singer benefit plan. The purchase price is comprised of $121,413 in cash and 750,000 preferred shares of Yuengling’s Ice Cream Corporation (“YCRM”). The preferred shares have a stated value of $1.00 and are convertible in YCRM common shares under the terms of the Certificate of Designation.

Common Stock and Preferred Stock Transactions

The Company issued 125,000 shares of common stock to investors for cash. The shares were priced at $1.00 under the Reg A Offering statement.

The Company issued 500,000 shares of common stock to the former owner of Innovative Design Networks as agreed under the purchase documents. The shares were valued at $1.00 (Reg A Offering price used for fair value).

The Company issued 675,000 shares of common stock to employees as compensation. The shares were valued at $1.00 (Reg A Offering price used for fair value).

The Company issued 194,444 shares of common stock to a board member as compensation. The shares were valued at $1.00 (Reg A Offering price used for fair value).

The Company issued 35,000 shares of common stock to third party service providers as compensation. The shares were valued at $1.00 (Reg A Offering price used for fair value).

The CEO of the Company exchanged all the outstanding preferred shares for 11,000,000 common shares of stock. The preferred shares were subsequently cancelled.

Change to Employment Agreement

On May 3, 2024, the employment agreement with the former principle of ReachOut IND has been amended in accordance with the terms of the employment agreement. The amendment takes effect on May 16, 2023, and reduces annual compensation to $125,000, and alters the responsibilities of his management role.